Exhibit 1.01

CONFLICT MINERALS REPORT

INTEL CORPORATION

IN ACCORD WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

This Conflict Minerals Report (Report) of Intel Corporation (Intel or we) for the year ended December 31, 2021 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting requirements related to “conflict minerals,” defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are currently limited to tantalum, tin, and tungsten.

The Rule imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (referred to as “conflict minerals”). For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the necessary conflict minerals originated in the Democratic Republic of the Congo (DRC) or an adjoining country (collectively, the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals originated or may have originated in a Covered Country and may not be solely from recycled or scrap sources, the registrant must conduct due diligence to determine if the necessary conflict minerals directly or indirectly financed or benefited armed groups (as defined by the SEC in Form SD) in the Covered Countries.

Overview of Intel’s Responsible Minerals Program and Commitment to Responsible Sourcing

As set forth in our Responsible Minerals Sourcing Policy, Intel is committed to the responsible sourcing of minerals, which we define as sourcing done in an ethical and sustainable manner that safeguards the human rights of everyone in our global supply chain. Intel’s responsible minerals program continues to expand in scope to include additional minerals, such as cobalt, and we have taken initial steps to include aluminum, copper, nickel, and silver in the next phase of our program. We also continue to examine human rights risks in Conflict-Affected and High-Risk Areas (CAHRAs) globally, as defined by the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”). While the focus of this Report is on conflict minerals and the Covered Countries, Intel is electing to also describe the proactive due diligence we began several years ago around cobalt as well as Intel’s public goal to responsibly source additional minerals used in semiconductor manufacturing. In the May of 2020 publication of Intel’s annual Corporate Responsibility Report, we established a new 2030 strategy and goals for continued progress for the next decade in multiple areas of corporate responsibility, including responsible minerals sourcing. An overview of this initiative and the practical steps to be taken to responsibly source beyond conflict minerals is described in a separate section below.

As we expand our program, we also continue to strengthen our approach for responsible sourcing of conflict minerals and to support the improvement of conditions of the mining communities in the Covered Countries. Many of our hardware products contain tantalum, tin, tungsten and/or gold necessary to the functionality or production of those products. Conflict minerals are obtained from sources worldwide, and our desire is not to eliminate those originating in the Covered Countries and other CAHRAs, but rather to obtain conflict minerals from sources that do not directly or indirectly finance or benefit armed groups or contribute to human rights abuses. We believe that it is important for us and other companies to support responsible in-region mineral sourcing from the Covered Countries and other CAHRAs and to not negatively affect the economies of such countries.

We have worked extensively for over a dozen years on the issue of conflict minerals, as part of our work on responsible mineral sourcing. We recognize that broad collaborative efforts among governments, non-governmental organizations (NGOs), civil society experts, and industry are needed to identify and mitigate the risk of contributing to serious human rights abuses and conflict related to mineral extraction in the Covered Countries. Intel is a steering committee member of the Responsible Minerals Initiative (RMI), unique member code INTC, and active contributor to multiple RMI sub-teams. Intel is also an active member of the OECD Multi-Stakeholder Steering Group, which advises on implementation for the OECD Guidance, and the European Partnership for Responsible Minerals (EPRM), where we collaborate with companies in the electronics and other industries (e.g. jewelry, automotive, medical instrumentation, and others) and other stakeholders, such as public authorities and civil society groups, to address responsible mineral sourcing issues.

Additionally, we are members of, and provide support to, the International Tin Association’s International Tin Supply Chain Initiative (iTSCi). Intel also holds a leadership position in the Public-Private Alliance for Responsible Minerals Trade (PPA), which promotes responsibly sourced minerals from the Covered Countries. We are also part of the CRAFT Code Committee, which assisted in the development of the Code of Risk-mitigation for Artisanal and Small-Scale Mining engaging in Formal Trade (CRAFT).

In late 2019, Intel participated in a delegation organized by the PPA with NGOs, U.S. Government representatives, and other technology companies to visit the DRC and neighboring Rwanda to observe and discuss challenges faced in the mining industry. A key takeaway from this experience was the need for companies to increase upstream program support to ensure the sustainability and improve the livelihoods of the most vulnerable communities tied to our supply chain. A few examples of projects supported by Intel in 2021 are (1) Congo Power, an alliance providing mining areas with clean power, specifically funding the power needs for community training in addition to the educational programming at the Dr. Mukwege School and (2) PACT-RMI Youth Vocational Training Program, a program aimed at providing mining alternatives to Congolese youths; and (3) the development of the world’s first Congo-focused collection and a repository for Congolese-written documents on the DRC in North America at the University of British Columbia (UBC) library. We believe that empowering marginalized workers in our supply chain is a crucial step in promoting human rights. Intel also recognizes the local socio-economic importance of the artisanal and small-scale mining (ASM) sector in CAHRAs and seeks to assist ASM sites in meeting downstream compliance requirements through the Better Mining ASM Mine Monitoring Program in partnership with Responsible Minerals Initiative (RMI) and RCS Global. Intel also supported a digital suite designed specifically for the ASM that will create new pathways to track, access, and share data about practices in mining communities. Maintaining a connection and providing support to the communities that we depend on in our vast global supply chain is a crucial component to our responsible minerals program.

Products and Supply Chain Description

The Intel products we manufactured or contracted with others to manufacture that may contain necessary conflict minerals, and which are covered in this Report, include the following:

•	Our microprocessor and chipset products, such as our Intel® Core™, Intel® Xeon®, and Intel Atom® processors

•	Our accelerator products, such as our FPGA products, Mobileye EyeQ system-on-chip products, and Habana AI accelerators

•	Our boards and systems products, such as our Intel® NUCs

•	Our connectivity products, such as our Intel® Tofino™ switch ASICs and silicon photonics products

•	Our memory and storage products, such as Intel® SSD, Intel® persistent memory, and memory component products

Most of our hardware products, primarily microprocessors, chipsets, and their packages, are manufactured in our own network of fabrication facilities (fabs). Intel also sells products that are manufactured for us by other companies and products that include ready-made component parts that we purchase from third parties. Although many of our hardware products contain conflict minerals, we do not purchase ore or unrefined conflict minerals from mines. We are many steps removed in the supply chain from the mining of minerals and are therefore considered a “downstream” purchaser. We purchase materials used in our products from a large network of suppliers; some of those materials contribute necessary conflict minerals to our products. The origin of minerals cannot be determined with any certainty once the ores are smelted, refined, and converted to ingots, bullion, or other derivatives. The smelters and refiners (referred to as “facilities”) are consolidating points for ore and are in the best position in the total supply chain to know the origin of the ores. We rely on our suppliers to assist with our reasonable country of origin inquiry and due diligence efforts, including the identification of smelters and refiners, for the minerals contained in the materials which they supply to us.

Design of Responsible Minerals Program

The design of Intel’s responsible minerals program is in conformity with the OECD Guidance specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser. Summarized below are the design components of our responsible minerals program as they relate to the five-step framework from the OECD Guidance. While our program encompasses a broader scope of minerals and regional areas, the summary of Steps 2 through 5 below focuses on the application of our program to conflict minerals and the Covered Countries.

1.	Maintain strong company management systems:

•

Responsible Minerals Sourcing Policy: Maintain a supply chain policy for minerals originating from CAHRAs, including conflict minerals originating from the Covered Countries. This policy outlines our commitment to responsible mineral sourcing from CAHRAs, our commitment to exercise due diligence consistent with the OECD Guidance, and expectations that our suppliers have similarly established due diligence programs. Our policy is publicly available and can be found at www.intel.com/responsibleminerals.

•

Internal Responsible Minerals team: Operate an internal responsible minerals team led by our Global Supply Chain organization (GSC) to implement our Responsible Minerals Sourcing Policy. We review such efforts with our Chief Executive Officer (CEO) and senior management of GSC.

•

Supply chain control system: Employ a supply chain system of controls and transparency through due diligence tools such as the Conflict Minerals Reporting Template (CMRT), a supply chain survey designed by the RMI to identify the smelters and refiners that process the necessary conflict minerals contained in our products and the country of origin of those conflict minerals. We employ a database to assess due diligence information and maintain records relating to our responsible minerals program for at least five years, in accordance with our record retention guidelines.

•

Supplier engagement: Feature requirements related to responsible mineral sourcing in our standard template for supplier contracts and specifications so that current and future suppliers are obligated to comply with our policies on responsible minerals sourcing, including participation in a supply chain survey and related due diligence activities. We communicate our Responsible Minerals Sourcing Policy and contractual requirements to relevant suppliers annually.

•

Company grievance mechanism: Enable employees, suppliers, and other stakeholders to report any concerns relating to our responsible minerals program through our online corporate responsibility reporting and grievance mechanism found on our company website at https://www.intel.com/content/www/us/en/corporate-responsibility/corporate-responsibility.html.

2.	Identify and assess risks in our supply chain:

•

Identify smelters and refiners in our supply chain: Identify direct suppliers that supply products to Intel that may contribute necessary conflict minerals to our products. Conduct an annual supply chain survey requesting those direct suppliers to provide a conflict minerals declaration, using the CMRT, designed to identify the conflict minerals contained in the products they supply to Intel, the smelters and refiners that processed those conflict minerals, and the country of origin of those conflict minerals. We evaluate the completeness and accuracy of the suppliers’ survey responses and contact suppliers whose survey response we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information.

•

Identify the scope of the risk assessment: Our risk assessment is designed to identify risks in our supply chain. This includes direct suppliers not meeting our contractual requirements related to conflict minerals as well as smelters and refiners that are not conformant to a responsible mineral sourcing validation program or that we have reason to believe may source conflict minerals from the Covered Countries. We document mineral country of origin information for the smelters and refiners identified by the supply chain survey, as provided from sources including the supply chain survey, responsible mineral sourcing validation programs, direct contact with smelters and refiners, and from publicly available sources such as smelter and refiner websites.

•

Assess due diligence practices of smelters and refiners: Compare smelters and refiners identified by the supply chain survey against the list of facilities that are conformant to a responsible mineral sourcing validation program such as the RMI’s Responsible Minerals Assurance Program (RMAP), and other RMI cross-recognized, independent third-party audit programs. Information regarding RMAP as well as a list of RMI cross-recognized independent third-party audit programs can be found on the RMI’s website: http://www.responsiblemineralsinitiative.org/minerals-due-diligence/recognized-standards-or-programs/.

•

Carry out spot checks of smelters and refiners: Conduct spot checks of smelter and refiner due diligence practices by attempting to visit those facilities that are not conformant to a responsible mineral sourcing validation program and which allowed our visit. Our smelter and refiner visits are designed to assess their due diligence practices, request country of origin and chain of custody information for the conflict minerals processed by the facilities and encourage and assist their participation in such a program. In cases where physical visitation is not possible, such as during the COVID-19 pandemic, smelter and refiner due diligence may be conducted virtually where appropriate.

3.	Execute a strategy to respond to identified risks:

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Report findings to senior management: Provide progress reports to our CEO and GSC senior management summarizing information gathered during our annual supply chain survey, results from the risk assessment process and status of our risk mitigation efforts.

•

Devise and adopt a risk management plan: Maintain a risk management plan that includes due diligence reviews of suppliers, smelters and refiners that may be sourcing or processing conflict minerals from Covered Countries and other CAHRAs which may not be from recycled or scrap sources. Our due diligence measures are significantly based on responsible mineral sourcing validation programs that evaluate the procurement practices of the smelters and refiners that process and provide those conflict minerals to our supply chain.

•

Implement a risk management plan: Perform risk mitigation efforts to bring suppliers into conformity with our Responsible Minerals Sourcing Policy or contractual requirements, which efforts may include working with direct suppliers to consider an alternative source for the necessary conflict minerals. We attempt to contact smelter and refiner facilities that are not conformant to a responsible mineral sourcing validation program to assess their due diligence practices, request country of origin and chain of custody information for the conflict minerals processed by the facilities and encourage and assist their participation in such a program.

•

Ongoing risk monitoring: Monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Responsible Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements.

4.	Support the development and implementation of independent third-party audits of smelters’ and refiners’ sourcing:

•	Support development and implementation of due diligence practices and tools such as the CMRT through our leadership in the RMI’s Steering Committee and participation within RMI sub-teams.

•	Support development and implementation of the RMAP by defining the terms of the RMAP audit protocol in conjunction with RMI member companies and other industry groups.

•	Support responsible mineral sourcing validation programs that carry out independent third-party audits of smelter and refiner facilities, such as the RMAP, through our membership in the RMI.

5.	Report on supply chain due diligence:

•	Publicly communicate our Responsible Minerals Sourcing Policy on our company website at www.intel.com/conflictfree.

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Report annually on our supply chain due diligence activities in our white paper titled “Intel’s Efforts to Achieve a Responsibly Sourced Mineral Supply Chain” and Corporate Responsibility Report available on our company website at www.intel.com/conflictfree.

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Obtain an independent private sector audit of applicable sections of our Report and file a Form SD annually with the SEC. This information is publicly available on our company website at www.intel.com/conflictfree. After consultation with stakeholders, including external NGOs and internal management, we concluded that a reduced frequency of private sector audits would continue to meet stakeholder objectives while also enabling us to redeploy resources to upstream projects and program expansion.

The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.

Description of Reasonable Country of Origin Inquiry Efforts

For 2021, our reasonable country of origin inquiry (RCOI) efforts for conflict minerals included conducting a supply chain survey of our direct suppliers (referred to as “surveyed suppliers”) using the CMRT. The supply chain surveys requested our suppliers to identify the smelters and refiners and countries of origin of the conflict minerals in products they supply to us. We compared the smelters and refiners identified in the surveys against the lists of facilities which are conformant to a responsible mineral sourcing validation program, such as the RMAP or RMI cross-recognized programs. RMAP and RMI cross-recognized programs provided country of origin data for conformant smelters and refiners, including on an aggregate basis in certain cases. We also proactively attempted to contact smelter and refiner facilities identified by our surveyed suppliers that were not conformant to a responsible mineral sourcing validation program and requested each facility contacted to identify the mineral country of origin for ore processed by that facility. We documented country of origin information for the smelter and refiner facilities identified by surveyed suppliers as provided from sources including the supply chain survey, responsible mineral sourcing validation programs, direct contact with smelters and refiners, and from publicly available sources such as smelter and refiner websites, if we determined such publicly available sources to be reliable.

Results of Reasonable Country of Origin Inquiry Efforts

For 2021, Intel conducted a supply chain survey of 104 suppliers that we determined may contribute necessary conflict minerals to our products.

The results of our RCOI as of March 4, 2022 are as follows:

•	100% of surveyed suppliers provided a CMRT in response to our supply chain survey request.

•	The surveyed suppliers identified 255 operational smelter and refiner facilities which may process the necessary conflict minerals contained in the products provided to us.

•

We know or have reason to believe that a portion of the conflict minerals processed by at least 42 of these 255 smelters and refiners may have originated in the Covered Countries and may not be solely from recycled or scrap sources.

Of the 104 surveyed suppliers, 14 were suppliers specific to Mobileye, an Intel subsidiary, that were not otherwise part of the Intel supply chain (“Mobileye-unique” suppliers).

Conclusion Based on Reasonable Country of Origin Inquiry

We have concluded in good faith that during 2021:

a)	Intel manufactured and contracted with others to manufacture products as to which conflict minerals are necessary to the functionality or production of our products.

b)

Based on our RCOI, we know or have reason to believe that a portion of the necessary conflict minerals contained in our products originated or may have originated in the Covered Countries and know or have reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources.

As a result of the above conclusion and pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the necessary conflict minerals in our products which we had reason to believe may have originated from the Covered Countries and which may not have come from recycled or scrap sources. There is significant overlap between our RCOI efforts and our due diligence measures performed.

Description of Due Diligence Measures Performed

Below is a description of the measures performed for this reporting period, as of March 4, 2022, to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products:

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Conducted a supply chain survey of suppliers which we identified may be supplying Intel with products that contain necessary conflict minerals using the CMRT, requesting country of origin information regarding the necessary conflict minerals and identification of smelters and refiners that process such minerals.

•	Contacted surveyed suppliers on responses to supply chain surveys that we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information.

•	Received a CMRT from 100% of our surveyed suppliers in response to our supply chain survey request.

•	Compared smelters and refiners identified by surveyed suppliers against the list of facilities that are conformant to a responsible mineral sourcing validation program.

•

Monitored and tracked surveyed suppliers, and smelters and refiners identified by surveyed suppliers, which we identified as not meeting our Responsible Minerals Sourcing Policy or contractual requirements, to determine their progress in meeting those requirements.

•

Performed risk mitigation efforts with surveyed suppliers we identified as not in conformity with our Responsible Minerals Sourcing Policy or contractual requirements by working with them to bring them into compliance.

•	Provided two progress reports to GSC senior management and two progress reports to our CEO that summarized the status of our responsible minerals program.

Results of our Due Diligence Measures

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of products which contain conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by responsible mineral sourcing validation programs. Such sources of information, as well as any of our smelters and refiner facility visits and publicly available sources, may yield inaccurate or incomplete information and may be subject to fraud.

Another complicating factor is the unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. The supply chain of commodities such as conflict minerals is a multi-step process operating more or less on a daily basis, with ore being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use. Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers and the entire supply chain to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold, and first entered the stream of commerce. We directly seek sourcing data on a periodic basis from our direct suppliers as well as certain smelters and refiners. We ask that the data cover the entire reporting year, and we seek to use contract provisions requiring the suppliers to promptly update us in the event the sourcing data changes. Our due diligence processes are ongoing throughout the year.

Surveyed Supplier Due Diligence Results

Intel evaluated the accuracy and completeness of the responses to our supply chain surveys by our surveyed suppliers. We identified 25 surveyed suppliers whose initial survey response contained incomplete or potentially inaccurate information. We used various methods to identify the incomplete or inaccurate information in the surveyed supplier’s response, including verification checks conducted by third-party software or by members of our internal Responsible Minerals team. When an incomplete or inaccurate response was identified, we contacted the applicable surveyed supplier, identified the incomplete or inaccurate information, and requested that the surveyed supplier correct the incomplete or potentially inaccurate information and provide an updated response. All 25 surveyed suppliers provided an updated CMRT which we determined, using the same evaluation criteria, to be complete and accurate.

Upon receiving a survey response identified to be complete and accurate based on our evaluation criteria, we further evaluated each response for conformity with our Responsible Minerals Sourcing Policy or contractual requirements. These requirements include that our surveyed suppliers must maintain a publicly available conflict minerals sourcing policy, provide a CMRT upon our request, and use smelters and refiners which are either conformant to a responsible mineral sourcing validation program or have begun participating in such a program. We identified surveyed suppliers which were not fully compliant with all applicable requirements and monitored and tracked these suppliers’ progress in meeting the applicable requirements. We performed risk mitigation efforts by contacting each supplier, identifying action items that we requested the supplier complete, and asking the supplier to provide an updated CMRT. Our risk mitigation efforts are specifically related to meeting our Responsible Minerals Sourcing Policy or contractual requirements, with the goal of bringing each surveyed supplier into compliance with such requirements.

As a result of these supplier due diligence activities, Intel determined that approximately 67% (70 out of 104) of the surveyed suppliers are, as of March 4, 2022, in compliance with our Responsible Minerals Sourcing Policy or contractual requirements. Out of the 34 suppliers that are not in compliance, two Mobileye-unique suppliers reported two smelters in their supply chain that were removed from the conformant list in late 2021 (AU Traders and Refiners and Kyrgyzaltyn JSC). We continue to work with these two Mobileye-unique suppliers to select alternate sourcing. The other 32 suppliers that are not in compliance with our Responsible Minerals Sourcing Policy or contractual requirements are reporting at least one of two smelters that were conformant to a responsible mineral sourcing validation program during the 2021 year and became non-conformant in early 2022 (Yunnan Yunfan Non-ferrous Metals Co., Ltd. and Gejiu Kai Meng Industry and Trade LLC). We have set expectations with all 32 suppliers that they remove these smelters from their supply chain.

Smelter and Refiner Due Diligence Results

As of March 4, 2022, an aggregate of 255 operational smelters and refiners were identified by our surveyed suppliers as facilities that may process the necessary conflict minerals contained in the products these surveyed suppliers provided to Intel.

Intel conducted due diligence on the smelters and refiners reported during our survey process. Our due diligence activities are dominated by a continual process to determine and monitor whether the identified smelters and refiners are operational and therefore may contribute necessary conflict minerals to our final products, and whether they are conformant to a responsible mineral sourcing validation program or have begun participating in such a program. We sought reliable information on the source and chain of custody of the conflict minerals processed by such facilities, including from publicly available sources, with the goal to determine if any of these facilities processed conflict minerals that may have originated from the Covered Countries and other CAHRAs, and may not be solely from recycled or scrap sources.

If a smelter or refiner in our supply chain was not yet conformant to a responsible mineral sourcing validation program or had not yet begun participating in such a program, Intel and other RMI member companies proactively attempted to contact such facilities to request country of origin information for the conflict minerals the facilities processed, as well as to encourage and assist their participation in a responsible mineral sourcing validation program. Due to COVID-19 safety concerns associated with travel, Intel virtually conducted all direct outreach to smelters and refiners to encourage and assist their participation in a third-party audit program. Additionally, we increased the breadth of our virtual outreach activity to smelters and refiners already participating in a third-party audit program to ensure participation continuity, minimize disruption, and provide additional support throughout the pandemic. We monitored and tracked smelters and refiners which we identified as not being conformant to a responsible mineral sourcing validation program or not having begun participating in such a program.

During this reporting year, we identified 33 smelter and refiner facilities reported in our supply chain that were not conformant to a responsible mineral sourcing validation program. These facilities were the focus of our smelter and refiner due diligence activities for this reporting period and, as a result of our activities, we reasonably concluded that as of March 4, 2022:

•	12 of these 33 smelter and refiner facilities had later become conformant to a responsible mineral sourcing program.

•

17 of these 33 smelter and refiner facilities have begun participating in a responsible mineral sourcing validation program but are not yet conformant. Based on Intel’s due diligence, we have no reason to believe these facilities sourced conflict minerals from the Covered Countries.

•

The remaining four facilities decided not to continue participating in a responsible mineral sourcing program. Of the four smelters in our supply chain that are non-conformant as of March 4, 2022, two smelters have been successfully removed from all suppliers with the exception of two Mobileye-unique suppliers, which we continue to work with to ensure compliance with our Responsible Minerals Sourcing Policy. The remaining two smelters recently became non-conformant after the 2021 reporting year and Intel is in the process of removing these smelters from the supply chain.

As result of our due diligence activities summarized above, we determined the following as of March 4, 2022:

•	99% of the 255 smelters and refiners identified by our surveyed suppliers are either conformant to a responsible mineral sourcing validation program or have begun participating in such a program.

•

All 42 smelters and refiners which we know or have reason to believe may source conflict minerals from the Covered Countries, which may not be solely from recycled or scrap sources, are conformant to a responsible mineral sourcing validation program.

•	We have no reason to believe that any of the 255 smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries.

Below is a summary of the mineral country of origin information collected as of March 4, 2022 as a result of our due diligence activities:

Table 1

Mineral
Country of Origin	Gold	Tantalum	Tin	Tungsten
Argentina	Gold
Armenia	Gold
Australia	Gold	Tantalum	Tin	Tungsten
Austria				Tungsten
Azerbaijan	Gold
Belgium			Tin
Benin	Gold
Bolivia	Gold	Tantalum	Tin	Tungsten
Botswana	Gold
Brazil	Gold	Tantalum	Tin	Tungsten
Bulgaria	Gold
Burkina Faso	Gold
Burundi**		Tantalum	Tin	Tungsten
Canada	Gold
Chile	Gold
China	Gold	Tantalum	Tin	Tungsten
Colombia	Gold	Tantalum	Tin	Tungsten
Costa Rica	Gold
Cote d’Ivoire	Gold
Cuba*	Gold
Democratic Republic of the Congo**		Tantalum	Tin	Tungsten
Cyprus	Gold
Dominican Republic	Gold
Ecuador	Gold
Eritrea	Gold
Ethiopia	Gold	Tantalum
Fiji	Gold
Finland	Gold
France		Tantalum
French Guiana	Gold
Georgia	Gold
Germany	Gold	Tantalum	Tin
Ghana	Gold
Guatemala	Gold
Guinea	Gold
Guyana	Gold
Honduras	Gold
India	Gold	Tantalum

Mineral
Country of Origin	Gold	Tantalum	Tin	Tungsten
Indonesia	Gold		Tin
Japan	Gold
Kazakhstan	Gold			Tungsten
Kenya	Gold
Kyrgyzstan	Gold			Tungsten
Laos	Gold		Tin
Liberia	Gold
Madagascar		Tantalum
Malaysia	Gold	Tantalum	Tin	Tungsten
Mali	Gold
Mauritania	Gold
Mexico	Gold			Tungsten
Mongolia	Gold		Tin	Tungsten
Montenegro	Gold
Morocco	Gold
Mozambique	Gold	Tantalum
Myanmar		Tantalum	Tin	Tungsten
Namibia		Tantalum
New Zealand	Gold
Nicaragua	Gold
Niger	Gold
Nigeria		Tantalum	Tin	Tungsten
Oman	Gold
Papua New Guinea	Gold
Peru	Gold		Tin	Tungsten
Philippines	Gold			Tungsten
Portugal			Tin	Tungsten
Russia	Gold	Tantalum	Tin	Tungsten
Rwanda**	Gold	Tantalum	Tin	Tungsten
Saudi Arabia	Gold
Senegal	Gold
Serbia	Gold
Sierra Leone	Gold	Tantalum
Singapore	Gold
Slovakia	Gold
Solomon Islands	Gold
South Africa	Gold
South Korea	Gold		Tin
Spain	Gold	Tantalum	Tin	Tungsten
Sudan	Gold
Suriname	Gold
Swaziland	Gold
Sweden	Gold
Taiwan			Tin
Tajikistan	Gold
Tanzania**	Gold

Mineral
Country of Origin	Gold	Tantalum	Tin	Tungsten
Thailand		Tantalum	Tin	Tungsten
Turkey	Gold
Uganda**	Gold	Tantalum	Tin	Tungsten
United Kingdom			Tin	Tungsten
United States of America	Gold	Tantalum	Tin	Tungsten
Uruguay	Gold
Uzbekistan	Gold			Tungsten
Venezuela			Tin
Vietnam	Gold		Tin	Tungsten
Zambia**	Gold
Zimbabwe	Gold	Tantalum		Tungsten

*

Intel does not source directly from Cuba and has no relationship with any suppliers located in this country. RMI provides Intel with a list of potential countries of origin which includes all countries of origin compiled from RMI’s member participants. The inclusion of a country on the list from RMI is not a final indicator that Intel utilized materials sourced from this country.

**	Covered Countries

Summary of Smelter and Refiner Status

The charts below summarize, by mineral, the numbers of operational smelter and refiner facilities, identified by our surveyed suppliers, that as of March 4, 2022:

(i)	are conformant to a responsible mineral sourcing validation program (referred to as “Conformant”), or

(ii)

have begun participating in a responsible mineral sourcing validation program (referred to as “Active”; as noted above, we have no reason to believe, based on our due diligence, that these facilities process conflict minerals originating from the Covered Countries)

Status of Identified Smelters and Refiners

The table below (Table 2) lists the facilities which, to the extent known, processed the necessary conflict minerals in our products based on responses received from our surveyed suppliers as of March 4, 2022 Intel conducts no direct transactions and has no contractual relationship with these smelter and refiner facilities nor their sources of ore.

Table 2

Metal	Smelter Name†	Country†
Gold	8853 S.p.A.*	ITALY
Gold	Advanced Chemical Company*	UNITED STATES OF AMERICA
Gold	Agosi AG*	GERMANY
Gold	Aida Chemical Industries Co., Ltd.*	JAPAN

Metal	Smelter Name†	Country†
Gold	Al Etihad Gold Refinery DMCC*	UNITED ARAB EMIRATES
Gold	Alexy Metals**	UNITED STATES OF AMERICA
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao*	BRAZIL
Gold	Argor-Heraeus S.A.*	SWITZERLAND
Gold	Asahi Pretec Corp.*	JAPAN
Gold	Asahi Refining Canada Ltd.*	CANADA
Gold	Asahi Refining USA Inc.*	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.*	JAPAN
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Augmont Enterprises Private Limited**	INDIA
Gold	Aurubis AG*	GERMANY
Gold	Bangalore Refinery*	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	PHILIPPINES
Gold	Boliden AB*	SWEDEN
Gold	C. Hafner GmbH + Co. KG*	GERMANY
Gold	C.I Metales Procesados Industriales SAS**	COLOMBIA
Gold	CCR Refinery - Glencore Canada Corporation*	CANADA
Gold	Cendres + Metaux S.A.*	SWITZERLAND
Gold	Chimet S.p.A.*	ITALY
Gold	Chugai Mining*	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.*	CHINA
Gold	DODUCO Contacts and Refining GmbH*	GERMANY
Gold	Dowa*	JAPAN
Gold	DSC (Do Sung Corporation)*	SOUTH KOREA
Gold	Eco-System Recycling Co., Ltd. East Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant*	JAPAN
Gold	Emirates Gold DMCC*	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation*	UNITED STATES OF AMERICA
Gold	GGC Gujrat Gold Centre Pvt. Ltd.**	INDIA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM*	CHINA
Gold	Heimerle + Meule GmbH*	GERMANY
Gold	Heraeus Germany GmbH Co. KG*	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.*	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN

Metal	Smelter Name†	Country†
Gold	Istanbul Gold Refinery*	TURKEY
Gold	Italpreziosi*	ITALY
Gold	Japan Mint*	JAPAN
Gold	Jiangxi Copper Co., Ltd.*	CHINA
Gold	JSC Novosibirsk Refinery*	RUSSIA
Gold	JSC Uralelectromed*	RUSSIA
Gold	JX Nippon Mining & Metals Co., Ltd.*	JAPAN
Gold	Kazzinc*	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC*	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna*	POLAND
Gold	Kojima Chemicals Co., Ltd.*	JAPAN
Gold	Korea Zinc Co., Ltd.*	SOUTH KOREA
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L’Orfebre S.A.*	ANDORRA
Gold	LS-NIKKO Copper Inc.*	SOUTH KOREA
Gold	LT Metal Ltd.*	SOUTH KOREA
Gold	Marsam Metals*	BRAZIL
Gold	Materion*	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.*	JAPAN
Gold	Metal Concentrators SA (Pty) Ltd.*	SOUTH AFRICA
Gold	Metalor Technologies (Hong Kong) Ltd.*	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.*	CHINA
Gold	Metalor Technologies S.A.*	SWITZERLAND
Gold	Metalor USA Refining Corporation*	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.*	MEXICO
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.*	INDIA
Gold	Moscow Special Alloys Processing Plant*	RUSSIA
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.*	TURKEY
Gold	Navoi Mining and Metallurgical Combinat*	UZBEKISTAN
Gold	NH Recytech Company*	SOUTH KOREA
Gold	Nihon Material Co., Ltd.*	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH*	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.*	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)*	RUSSIA
Gold	PAMP S.A.*	SWITZERLAND
Gold	Planta Recuperadora de Metales SpA*	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals*	RUSSIA

Metal	Smelter Name†	Country†
Gold	PT Aneka Tambang (Persero) Tbk*	INDONESIA
Gold	PX Precinox S.A.*	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.*	SOUTH AFRICA
Gold	REMONDIS PMR B.V.*	NETHERLANDS
Gold	Royal Canadian Mint*	CANADA
Gold	SAAMP*	FRANCE
Gold	Safimet S.p.A*	ITALY
Gold	SAFINA A.S.*	CZECHIA
Gold	Samduck Precious Metals*	SOUTH KOREA
Gold	Sancus ZFS (L?Orfebre, SA)**	COLOMBIA
Gold	SAXONIA Edelmetalle GmbH*	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.*	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.*	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.*	CHINA
Gold	Singway Technology Co., Ltd.*	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals*	RUSSIA
Gold	Solar Applied Materials Technology Corp.*	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN
Gold	SungEel HiMetal Co., Ltd.*	SOUTH KOREA
Gold	T.C.A S.p.A*	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Gold	Tokuriki Honten Co., Ltd.*	JAPAN
Gold	TOO Tau-Ken-Altyn*	KAZAKHSTAN
Gold	Torecom*	SOUTH KOREA
Gold	Umicore Precious Metals Thailand*	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining*	BELGIUM
Gold	United Precious Metal Refining, Inc.*	UNITED STATES OF AMERICA
Gold	Valcambi S.A.*	SWITZERLAND
Gold	WEEEREFINING**	FRANCE
Gold	Western Australian Mint (T/a The Perth Mint)*	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH*	GERMANY
Gold	Yamakin Co., Ltd.*	JAPAN
Gold	Yokohama Metal Co., Ltd.*	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	CHINA
Tantalum	AMG Brasil*	BRAZIL
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*	CHINA
Tantalum	D Block Metals, LLC*	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.*	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.*	CHINA

Metal	Smelter Name†	Country†
Tantalum	FIR Metals & Resource Ltd.*	CHINA
Tantalum	Global Advanced Metals Aizu*	JAPAN
Tantalum	Global Advanced Metals Boyertown*	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Hermsdorf GmbH*	GERMANY
Tantalum	H.C. Starck Inc.*	UNITED STATES OF AMERICA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	Jiangxi Tuohong New Raw Material*	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.*	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	KEMET de Mexico*	MEXICO
Tantalum	Metallurgical Products India Pvt., Ltd.*	INDIA
Tantalum	Mineracao Taboca S.A.*	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA
Tantalum	NPM Silmet AS*	ESTONIA
Tantalum	QuantumClean*	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.*	BRAZIL
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.*	CHINA
Tantalum	Solikamsk Magnesium Works OAO*	RUSSIA
Tantalum	Taki Chemical Co., Ltd.*	JAPAN
Tantalum	TANIOBIS Co., Ltd.*	THAILAND
Tantalum	TANIOBIS GmbH*	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.*	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tantalum	Telex Metals*	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC*	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED*	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.*	CHINA
Tin	Alpha*	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*	CHINA
Tin	China Tin Group Co., Ltd.*	CHINA

Metal	Smelter Name†	Country†
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda**	BRAZIL
Tin	CRM Synergies*	SPAIN
Tin	Dowa*	JAPAN
Tin	EM Vinto*	BOLIVIA
Tin	Estanho de Rondonia S.A.**	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.*	BRAZIL
Tin	Fenix Metals*	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.*	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.*	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.*	CHINA
Tin	Luna Smelter, Ltd.*	RWANDA
Tin	Ma’anshan Weitai Tin Co., Ltd.*	CHINA
Tin	Magnu’s Minerais Metais e Ligas Ltda.*	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA
Tin	Melt Metais e Ligas S.A.*	BRAZIL
Tin	Metallic Resources, Inc.*	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.*	BELGIUM
Tin	Metallo Spain S.L.U.*	SPAIN
Tin	Mineracao Taboca S.A.*	BRAZIL
Tin	Minsur*	PERU
Tin	Mitsubishi Materials Corporation*	JAPAN
Tin	Novosibirsk Processing Plant Ltd.**	RUSSIA
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.*	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.*	BOLIVIA
Tin	PT Artha Cipta Langgeng*	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya*	INDONESIA
Tin	PT Babel Inti Perkasa*	INDONESIA
Tin	PT Babel Surya Alam Lestari*	INDONESIA
Tin	PT Bangka Serumpun*	INDONESIA
Tin	PT Bukit Timah**	INDONESIA
Tin	PT Cipta Persada Mulia*	INDONESIA
Tin	PT Menara Cipta Mulia*	INDONESIA
Tin	PT Mitra Stania Prima*	INDONESIA
Tin	PT Mitra Sukses Globalindo**	INDONESIA
Tin	PT Prima Timah Utama*	INDONESIA
Tin	PT Rajawali Rimba Perkasa*	INDONESIA

Metal	Smelter Name†	Country†
Tin	PT Refined Bangka Tin*	INDONESIA
Tin	PT Sariwiguna Binasentosa*	INDONESIA
Tin	PT Stanindo Inti Perkasa*	INDONESIA
Tin	PT Sukses Inti Makmur**	INDONESIA
Tin	PT Timah Nusantara**	INDONESIA
Tin	PT Timah Tbk Kundur*	INDONESIA
Tin	PT Timah Tbk Mentok*	INDONESIA
Tin	Resind Industria e Comercio Ltda.*	BRAZIL
Tin	Rui Da Hung*	TAIWAN
Tin	Soft Metais Ltda.*	BRAZIL
Tin	Super Ligas**	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.*	VIETNAM
Tin	Thaisarco*	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.**	CHINA
Tin	Tin Technology & Refining*	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.*	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.*	JAPAN
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.**	BRAZIL
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.*	CHINA
Tungsten	China Molybdenum Tungsten Co., Ltd.*	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	CHINA
Tungsten	Cronimet Brasil Ltda*	BRAZIL
Tungsten	Fujian Ganmin RareMetal Co., Ltd.*	CHINA
Tungsten	Fujian Xinlu Tungsten*	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	CHINA
Tungsten	Global Tungsten & Powders Corp.*	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	CHINA
Tungsten	H.C. Starck Tungsten GmbH*	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.*	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*	CHINA
Tungsten	Hydrometallurg, JSC*	RUSSIA
Tungsten	Japan New Metals Co., Ltd.*	JAPAN

Metal	Smelter Name†	Country†
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	CHINA
Tungsten	Jingmen Dewei GEM Tungsten Resources Recycling Co., Ltd.**	CHINA
Tungsten	JSC “Kirovgrad Hard Alloys Plant”*	RUSSIA
Tungsten	Kennametal Huntsville*	UNITED STATES OF AMERICA
Tungsten	KGETS Co., Ltd.*	SOUTH KOREA
Tungsten	Lianyou Metals Co., Ltd.*	TAIWAN
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	CHINA
Tungsten	Masan High-Tech Materials*	VIETNAM
Tungsten	Niagara Refining LLC*	UNITED STATES OF AMERICA
Tungsten	NPP Tyazhmetprom LLC**	RUSSIA
Tungsten	OOO ?Technolom? 1**	RUSSIA
Tungsten	OOO ?Technolom? 2**	RUSSIA
Tungsten	Philippine Chuangxin Industrial Co., Inc.*	PHILIPPINES
Tungsten	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tungsten	Wolfram Bergbau und Hutten AG*	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.*	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.*	CHINA

†	Smelter and refiner facility names and locations as reported by the RMI as of March 4, 2022.
*	Denotes smelters and refiners which are conformant to a responsible mineral sourcing validation program as of March 4, 2022.
**	Denotes smelters and refiners which are participating in a responsible mineral sourcing validation program as of March 4, 2022.

Conclusion and Future Due Diligence Measures

The facilities reported in Table 2 processed the necessary conflict minerals in our products based on responses received from 100% of our surveyed suppliers as of March 4, 2022. As of March 4, 2022, 99% of the reported smelter and refiner facilities are conformant or are participating in a responsible mineral sourcing validation program. All smelters and refiners which we know or have reason to believe may source conflict minerals from the Covered Countries which may not be solely from recycled or scrap sources are conformant to a responsible mineral sourcing validation program as of March 4, 2022. We have no reason to believe that any of the reported smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries. We are continuing to engage in the activities described above in “Design of Responsible Minerals Program” and we are continuing to follow up with suppliers that are not meeting our requirements as well as contacting smelters and refiners that are not yet conformant to a responsible mineral sourcing validation program. We are encouraging and assisting such smelters and refiners to become conformant to a responsible mineral sourcing validation program, thus supporting our efforts to build ethical and socially responsible supply chains for our company.

Our efforts to determine the mine or location of origin of the necessary conflict minerals in all our products with the greatest possible specificity consisted of the due diligence measures described in this Report. In particular, we relied on the information made available by responsible mineral sourcing validation programs for the smelters and refiners in our supply chain because such programs review and audit whether sufficient evidence exists regarding the mine and/or location of origin of the conflict minerals that the audited smelter and refiner facilities have processed. We also sought source and chain of custody information directly from smelters and refiners and from publicly available sources and, if we determined such information to be reliable, we used the information to make reasonable conclusions on the source and chain of custody of the conflict minerals processed by facilities which were not conformant to or participating in a responsible mineral sourcing validation program.

Intel Statement Regarding Smelters Located in Russia

Our reported list of 3TG smelters was a snapshot taken March 4, 2022. Intel continues to join the global community in condemning Russia’s war against Ukraine and calling for a swift return to peace. The following activities have occurred after our 3TG snapshot was taken:

On March 7, 2022, LBMA suspended 6 Russia-located gold facilities from LBMA’s Good Delivery List (GDL) in light of UK/EU/US sanctions.

As of May 5, 2022, Intel decided to cease sourcing from all smelters located in Russia.

Considering these circumstances, Intel is working diligently to remove these smelters from our supply chain.

Efforts Pertaining to Cobalt

Intel continues to evaluate and expand upon the framework of our due diligence programs as material use and risk profiles emerge. Cobalt has been identified as a mineral of concern due to reports of child labor and other social impacts in CAHRAs. Aligned with our approach to conflict minerals, our desire is not to eliminate sourcing from CAHRAs, but rather to identify and mitigate risks in our supply chain to obtain only minerals that are sourced responsibly.

In 2021, Intel conducted a supply chain survey of 41 suppliers that we determined may contribute intentionally added cobalt to our products using the Cobalt Reporting Template (CRT), a supply chain survey designed by the RMI to identify the smelters and refiners that process the necessary cobalt contained in our products and the associated country of origin. All 41 suppliers responded with a completed CRT. We are using the information obtained to conduct due diligence on the identified smelters and refiners and actively focus our outreach efforts to encourage RMAP involvement. Participation in a program such as RMAP verifies these facilities have management systems in place to ensure the cobalt they process is responsibly sourced in alignment with OECD Guidance. Although on-site outreach was not possible due to the COVID-19 pandemic, we conducted virtual outreach to smelters and refiners not yet participating in RMAP and worked with direct suppliers to facilitate alternative sourcing where appropriate.

As of March 4, 2022, we have identified 62 cobalt smelters and refiners reported by surveyed suppliers in our supply chain. Of those 62 smelters and refiners, 38 (61%) are either conformant or have begun participating in RMAP. Of the remaining smelters and refiners, 24 are eligible to participate in RMAP and we continue to conduct outreach to encourage participation. We identified one facility reported in our supply chain that is not eligible for RMAP participation, and we requested all three suppliers reporting this facility to use alternate sourcing for products sold to Intel. All three were able to report alternate sourcing by March 4, 2022.

Intel strongly believes that collaboration among industry, government, NGOs, and civil society experts is the best way to effectively create positive change in our supply chain. Intel is participating in developing industry-wide standards to better align, and thus strengthen, the collective approach to responsible cobalt sourcing. This is demonstrated by our previous collaboration with RMI to establish industry standards regarding responsible cobalt sourcing, including the CRT and the RMAP Cobalt Due Diligence Standard. Intel has continued its cobalt efforts by actively participating in RMI’s Cobalt Working Group and ASM Working Group, which contributed to The Cobalt Action Partnership’s development of a common set of best practices and minimum standards for cobalt that is mined on an artisanal and small-scale basis (ASM). Intel recognizes the local socio-economic importance of the ASM sector in CAHRAs and seeks to assist ASM sites in meeting downstream compliance requirements through our contributions to the Better Mining ASM Mine Monitoring Program in partnership with RMI and RCS Global. These efforts further our pursuit to ensure that cobalt in our products is responsibly sourced.

On our website at www.intel.com/conflictfree, we publish a smelter and refiner list that includes the facilities that, to the extent known, may have processed the cobalt in our products based on responses received from our surveyed suppliers.

Intel RISE Responsible Minerals Sourcing Initiative

In May of 2020, we announced Intel’s corporate RISE Strategy to create a more responsible, inclusive, and sustainable world, enabled through technology and our collective actions. As a key technology industry initiative within our RISE goals, Intel committed, by 2030, to significantly broaden our impact in responsible minerals and accelerate the creation of sourcing standards for a much wider set of minerals across CAHRAs globally.

In 2021, we sent our first expanded minerals survey for aluminum, copper, nickel, and silver to suppliers who contribute these materials to our Intel manufactured microprocessors. This is an important step in our RISE strategy as we begin mapping our supply chains for our highest priority minerals. Although sourcing of these minerals is not yet widely reported, we received a response from 89% of relevant suppliers. We are continuing to pursue information on smelters and refiners in our extended supply chain. A summary of smelters and refiners reported can be found on our website. To contribute to standards and help define and engage in due diligence within the copper supply chain, Intel is an active partner member of The Copper Mark, participating in the RRA Technical Revision Committee and the Technical Working Group. Our next steps will be to work with our suppliers to continue mapping our supply chain for the targeted minerals, as well as other priority minerals zinc and lead. Additionally, we continue to partner with industry associations to ensure standards are in place to enable our ultimate goal of responsible sourcing for all the minerals in our supply chain. We will continue to identify the highest priority minerals in pursuit of our 2030 RISE Goals.

Intel’s mission for the future is to maintain the positive progress we have made on 3TG and cobalt to date, and to proactively address emerging risks from the expanding scope of materials and geographies. Our ambition is to apply our learning from the past decade and to work with our industry to broaden and accelerate the creation of sourcing standards for a much wider set of minerals globally.

Intel and the Intel logo, Intel Atom, Intel Core, Tofino, and Xeon are trademarks of Intel Corporation or its subsidiaries in the U.S. and/or other countries.

Other names and brands may be claimed as the property of others. The “Intel Statement Regarding Smelters Located in Russia,” “Efforts Pertaining to Cobalt,” and “Intel RISE Responsible Minerals Sourcing Initiative” sections are not required by the Rule and are furnished as a supplement to this Report.